QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Coldwater Creek Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

COLDWATER CREEK INC.
One Coldwater Creek Drive
Sandpoint, Idaho 83864

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held September 21, 2012

To our Stockholders:

        You are cordially invited to attend a Special Meeting of Stockholders of COLDWATER CREEK INC. (the "Company"), a Delaware corporation, which will be held at our corporate headquarters at One Coldwater Creek Drive, Sandpoint, Idaho 83864, at 9:30 a.m. local time on Friday, September 21, 2012 for the following purpose:

  To approve an amendment to the Company's Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Company's common stock, as determined by our Board of Directors in its discretion, of a ratio of not less than 1-for-3 and not more than 1-for-6.

        This matter is more fully described in the Proxy Statement accompanying this Notice of Special Meeting of Stockholders.

        The Board of Directors' primary objective in proposing the reverse stock split is to raise the per share trading price of the Common Stock. The Board believes that the reverse stock split will result in a higher per share trading price, which is intended to enable the Company to maintain the listing of the Common Stock on the NASDAQ Global Select Market and generate greater investor interest in the Company.

        Stockholders of record as of the close of business on July 31, 2012 (the "Record Date") are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. On or prior to August 10, 2012, we will mail to each stockholder of record as of the Record Date a Notice of Internet Availability of Proxy Materials, which will include, among other things, important information about the Special Meeting and instructions as to how to request a copy of the proxy materials over the Internet, by e-mail or by mail. On the date the Notice of Internet Availability of Proxy Materials is first mailed to stockholders of record as of the Record Date, these stockholders will have access, free of charge, to all proxy materials on a website identified in the Notice of Internet Availability of Proxy Materials.

        It is important that your shares are represented at the meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy or submit your proxy via the Internet or telephone. This will not limit your rights to attend or vote at the meeting.

By Order of the Board of Directors

John E. Hayes III Senior Vice President, General Counsel and Secretary
Sandpoint, Idaho
August 3, 2012

 Stockholders Should Read the Entire Proxy Statement
Carefully Prior to Returning the Proxy

        PROXY STATEMENT
FOR A
SPECIAL MEETING OF STOCKHOLDERS OF
COLDWATER CREEK INC.

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Coldwater Creek Inc., a Delaware corporation (the "Company"), of proxies in the accompanying form to be used at a Special Meeting of Stockholders of the Company to be held at the Company's corporate headquarters at One Coldwater Creek Drive, Sandpoint, Idaho 83864, at 9:30 a.m. local time on Friday, September 21, 2012, and any postponement or adjournment thereof (the "Special Meeting").

Who Can Vote

        Stockholders of record at the close of business on July 31, 2012 (the "Record Date"), are entitled to vote at the Special Meeting. As of the close of business on that date, the Company had outstanding 121,972,743 shares of common stock, $0.01 par value per shares (the "Common Stock"), and 1,000 shares of Convertible Series A Preferred Stock (the "Series A Preferred"). The 1,000 shares of Series A Preferred outstanding are entitled to a total of 24,351,504 votes. The presence in person or by proxy of the holders of a majority of the voting power of the Common Stock and, on an as-converted basis, the Series A Preferred constitutes a quorum for the transaction of business at the Special Meeting. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date.

How You Can Vote

        In accordance with rules and regulations of the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we furnish proxy materials, which include our Proxy Statement and proxy card, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you so request or unless you have previously made a permanent election to receive these materials in printed copy. The Notice of Internet Availability of Proxy Materials instructs you as to how you may access and review all of the important information contained in the proxy materials and how you may submit your proxy to vote your shares, including via the Internet.

        Shares voted by telephone or by Internet by 11:59 p.m. Eastern Time on Thursday, September 20, 2012, as instructed in the Notice of Internet Availability of Proxy Materials, or by proxies in the accompanying form which are properly executed and returned to us, will be voted at the Special Meeting in accordance with the stockholder's instructions contained therein. In the absence of contrary instructions, Common Stock represented by such proxies will be voted FOR the approval of an amendment to the Company's Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Common Stock at a specific ratio to be determined by the Board of Directors in its discretion within a range of not less than 1-for-3 and not more than 1-for-6.

Revocation of Proxies

        Stockholders can revoke their proxies at any time before they are voted by (i) delivering a written notice of revocation to us at our principal executive office at One Coldwater Creek Drive, Sandpoint, Idaho 83864, Attention: Secretary, (ii) delivering a duly executed proxy bearing a later date (including via telephone or Internet vote) or (iii) attending the meeting and voting in person.

Required Vote

        The proposal to approve an amendment to the Company's Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Common Stock requires the affirmative vote of the majority of the voting power of Common Stock and, on an as-converted basis, the Series A Preferred, all voting as one class, outstanding on the Record Date. Abstentions will have the same effect as negative votes. If a broker is the record holder of shares and indicates on a proxy that such broker does not have discretionary authority to vote on the proposal as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to the proposal, these non-voted shares will be counted for quorum purposes, but will have the same effect as negative votes.

Solicitation of Proxies

        The Company will bear the cost of proxy solicitation. Proxies will be solicited principally by mail, but in addition, solicitation may be made by directors, officers and other employees of the Company by telephone, email or mail. No additional compensation will be paid to such persons for such solicitation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the Common Stock and Series A Preferred.

IMPORTANT

        Whether or not you plan to attend the Special Meeting, please authorize your proxy to vote your shares. You are encouraged to vote over the Internet, as described in the Notice of Internet Availability of Proxy Materials. This will not limit your rights to attend or vote at the Special Meeting.

 PROPOSAL

APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

        Our stockholders are being asked to act upon a proposal to approve a reverse stock split of all of the outstanding shares of Common Stock of the Company at a ratio of not less than 1-for-3 and not more than 1-for-6, with our Board of Directors (the "Board") having the discretion and authority to determine at which ratio to effect the reverse stock split, if at all (each, the "Reverse Stock Split"). Our Board has unanimously approved and deemed advisable the Reverse Stock Split. If this proposal is approved, the Board of Directors will have the authority, but not the obligation, in its sole discretion, and without any further action on the part of the stockholders, to select a reverse split ratio and to effect the Reverse Stock Split by filing with the Secretary of State of the State of Delaware a Certificate of Amendment to the Company's Amended and Restated Certificate of Incorporation, as amended. The Board of Directors will have the ability to decline to file the Certificate of Amendment if it subsequently determines that the Reverse Stock Split is no longer in the best interests of the Company.

        If this proposal is approved and the Board of Directors decides to effect the Reverse Stock Split, then all of the outstanding shares of Common Stock on the date of the Reverse Stock Split will be automatically converted into a smaller number of shares, at the ratio selected by the Board of Directors, as more fully described below. The number of shares of Series A Preferred outstanding will remain the same. However, the number of shares of Common Stock into which each share of Series A Preferred is convertible will be adjusted in accordance with the ratio selected by the Board. The ratio will be no less than 1-for-3 and no more than 1-for-6, if at all. The Reverse Stock Split will also reduce the number of shares of Common Stock authorized for issuance at the same ratio.

        Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as that stockholder held immediately prior to the Reverse Stock Split.

        The form of the Certificate of Amendment to effect the Reverse Stock Split is attached hereto as Appendix A. The following discussion is qualified in its entirety by the full text of the Certificate of Amendment, which is hereby incorporated by reference. We are proposing that the Board of Directors have the discretion to select the Reverse Stock Split ratio from within a range, rather than proposing that stockholders approve a specific ratio at this time, in order to give the Board of Directors the flexibility to implement a Reverse Stock Split at a ratio that reflects the Board's then-current assessment of the factors described below under "Determination of Reverse Stock Split Ratio." If the Board of Directors decides to implement a Reverse Stock Split, the Company will file the Certificate of Amendment with the Secretary of State of the State of Delaware and the Reverse Stock Split will be effective when it is filed with the Secretary of State of the State of Delaware or such later time as is chosen by the Board of Directors and set forth in the Certificate of Amendment.

Purpose of the Reverse Stock Split

        The Board of Directors' primary objective in proposing the Reverse Stock Split is to raise the per share trading price of the Common Stock. The Board believes that the Reverse Stock Split will result in a higher per share trading price, which is intended to enable the Company to maintain the listing of the Common Stock on the NASDAQ Global Select Market and generate greater investor interest in the Company.

        On June 14, 2012, the Company received a letter from The NASDAQ Stock Market ("NASDAQ") indicating that the bid price of the Company's Common Stock for 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing on the NASDAQ Global

Select Market as set forth in NASDAQ Listing Rule 5550(a)(2). The Company has been provided an initial period of 180 calendar days, or until December 11, 2012, to regain compliance. In order for the Common Stock to continue to be quoted on the NASDAQ Global Select Market, the Company must regain compliance with the $1.00 minimum bid price requirement for a minimum of 10 consecutive business days. The Company may be eligible for an additional 180 calendar days to regain compliance if it transfers from the NASDAQ Global Select Market to the NASDAQ Capital Market.

        The Board of Directors believes that maintaining the listing of the Common Stock on the NASDAQ Global Select Market is in the best interests of the Company and our stockholders. If the Common Stock were delisted from the NASDAQ Global Select Market, the Board of Directors believes that the liquidity in the trading market for the Common Stock could be significantly decreased, which could reduce the trading price. If the Reverse Stock Split is approved by our stockholders and implemented by the Board of Directors, we expect to satisfy the $1.00 per share minimum bid price requirement for continued listing. However, despite the approval of the Reverse Stock Split by our stockholders and the implementation by the Board of Directors, there is no assurance that the Reverse Stock Split will result in our meeting the $1.00 minimum bid price requirement and the Common Stock could be delisted from the NASDAQ Global Select Market due to our failure to comply with one or more other NASDAQ Listing Rules.

        The Board further believes that an increased stock price may encourage investor interest and improve the marketability of our Common Stock to a broader range of investors, and thus enhance liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. Additionally, because brokers' commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the Common Stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were substantially higher. This factor may also limit the willingness of institutions to purchase our stock. The Board believes that the anticipated higher market price resulting from a Reverse Stock Split could enable institutional investors and brokerage firms with such policies and practices to invest in our Common Stock.

        Although we expect the Reverse Stock Split will result in an increase in the market price of our Common Stock, the Reverse Stock Split may not increase the market price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the market price, which is dependent upon many factors, including the Company's performance, prospects and other factors detailed from time to time in our reports filed with the Securities and Exchange Commission. The history of similar Reverse Stock Splits for companies in like circumstances is varied. If the Reverse Stock Split is effected and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split.

Determination of Reverse Stock Split Ratio

        The ratio of the Reverse Stock Split, if approved and implemented, will be a ratio of not less than 1-for-3 and not more than 1-for-6, as determined by the Board of Directors in its sole discretion. In determining the Reverse Stock Split ratio, the Board of Directors will consider numerous factors including:

  •
  the historical and projected performance of our Common Stock,

  •
  prevailing market conditions,

  •
  general economic and other related conditions prevailing in our industry and in the marketplace,

  •
  the projected impact of the selected Reverse Stock Split ratio on trading liquidity in our Common Stock and our ability to continue our Common Stock's listing on the NASDAQ Global Select Market,

  •
  our capitalization (including the number of shares of our Common Stock issued and outstanding),

  •
  the prevailing trading price for our Common Stock and the volume level thereof, and

  •
  potential devaluation of our market capitalization as a result of a Reverse Stock Split.

        The purpose of asking for authorization to implement the Reverse Stock Split at a ratio to be determined by the Board of Directors, as opposed to a ratio fixed in advance, is to give the Board of Directors the flexibility to take into account then-current market conditions and changes in price of our Common Stock and to respond to other developments that may be deemed relevant when considering the appropriate ratio.

Effects of Reverse Stock Split

        A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation's capital stock, which may be accomplished, as in this case, by reclassifying and combining all of our outstanding shares of Common Stock into a proportionately smaller number of shares. For example, if our Board of Directors decides to implement a 1-for-3.5 Reverse Stock Split of our Common Stock, then a stockholder holding 3,500 shares of our Common Stock before the Reverse Stock Split would instead hold 1,000 shares of our Common Stock immediately after the Reverse Stock Split. Each stockholder's proportionate ownership of our outstanding shares of Common Stock would remain the same, except that stockholders that would otherwise receive fractional shares as a result of the Reverse Stock Split will receive cash payments in lieu of fractional shares. All shares of our Common Stock will remain fully paid and non-assessable. The number of shares of Series A Preferred outstanding will remain the same. However, the number of shares of Common Stock into which each share of Series A Preferred is convertible will be adjusted in accordance with the ratio selected by the Board.

        Because no fractional shares will be issued, holders of our Common Stock could be eliminated in the event that the proposed Reverse Stock Split is implemented. However, we are not proposing the Reverse Stock Split as the first step in a "going private" transaction. As of July 31, 2012, we had approximately 30 record holders who held fewer than 5 shares of our Common Stock, out of a total of approximately 6,386 record holders. Therefore, we believe that a Reverse Stock Split, even if approved and implemented at a ratio of 1-for-6, would have no significant effect on the number of record holders of our Common Stock.

Effect on Outstanding Shares

        The following table illustrates the effects of a 1-for-3, 1-for-3.5, 1-for-4, 1-for-4.5, 1-for-5, 1-for-5.5 and 1-for-6 Reverse Stock Split, without giving effect to any adjustments for fractional shares of our Common Stock, on our outstanding shares of Common Stock:

		Number of Shares as of July 31, 2012 After Reverse Split
	Prior to Reverse Stock Split
		1-for-3	1-for-3.5	1-for-4	1-for-4.5	1-for-5	1-for- 5.5	1-for-6
Common Stock:
Outstanding	121,972,743	40,657,581	34,849,355	30,493,185	27,105,054	24,394,548	22,176,862	20,328,790
Issuable pursuant to outstanding equity awards	5,939,639	1,979,879	1,697,039	1,484,909	1,319,919	1,187,927	1,079,934	989,939

        The number of shares of Series A Preferred outstanding will not be effected by the Reverse Stock Split. However, the number of shares of Common Stock into which each share of Series A Preferred is convertible will be adjusted in accordance with the ratio selected by the Board.

Effect on Outstanding Options and Restricted Stock Units

        The number of shares of Common Stock subject to outstanding options and restricted stock units issued by the Company, and the number of shares reserved for future issuance under the Company's Amended and Restated Stock Option/Stock Issuance Plan and 2006 Employee Stock Purchase Plan will be reduced by the same ratio as the reduction in the outstanding shares. As of the record date for the Special Meeting, there were stock options outstanding to purchase an aggregate of 3,763,529 shares of Common Stock and restricted stock units representing the right to acquire 2,176,110 shares of Common Stock. Assuming, for example, a 1-for-3 Reverse Stock Split, the number of shares covered by each of them will be reduced to one-third the number currently covered, and the exercise price will be increased by three times the current exercise price.

No Fractional Shares

        No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split. If as a result of the Reverse Stock Split, a stockholder of record would otherwise hold a fractional share, the stockholder will receive a cash payment in lieu of the issuance of any such fractional share in an amount per share equal to the closing price per share on the NASDAQ Global Select Market on the trading day immediately preceding the effective date of the Reverse Stock Split (as adjusted to give effect to the Reverse Stock Split), without interest. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to receive the cash payment therefor.

        Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

        The par value of the shares of our Common Stock is not changing as a result of the implementation of the Reverse Stock Split. Our stated capital, which consists of the par value per share of our Common Stock multiplied by the aggregate number of shares of our Common Stock issued and outstanding, will be reduced proportionately on the effective date of the Reverse Stock Split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our Common Stock, will be increased by a number equal to the decrease in stated capital. Further, net loss per share, book value per share and other per share amounts will be increased as a result of the Reverse Stock Split because there will be fewer shares of Common Stock outstanding.

Implementation of Reverse Stock Split; Certificate of Amendment

        If our stockholders approve this proposal, and the Board of Directors elects to effect the Reverse Stock Split, we will file the Certificate of Amendment included as Appendix A to this proxy statement (as completed to reflect the reverse stock split ratio as determined by the Board of Directors, in its discretion, within the range of not less than 1-for-3 and not more than 1-for-6). The Certificate of Amendment will become effective when it is filed with the Secretary of State of the State of Delaware or such later time as is set forth in the Certificate of Amendment.

Possible Disadvantages of Reverse Stock Split

        Even though the Board of Directors believes that the potential advantages of the Reverse Stock Split outweigh any disadvantages that might result, the following are some of the possible disadvantages of a Reverse Stock Split:

        The reduced number of shares of our Common Stock resulting from a Reverse Stock Split could adversely affect the liquidity of our Common Stock.

        A Reverse Stock Split could result in a significant devaluation of the Company's market capitalization and the trading price of its Common Stock, on an actual or an as-adjusted basis, based on the experience of other companies that have effected Reverse Stock Splits.

        A Reverse Stock Split may leave certain stockholders with one or more "odd lots," which are stock holdings in amounts of less than 100 shares of our Common Stock. These odd lots may be more difficult to sell than shares of Common Stock in even multiples of 100. Additionally, any reduction in brokerage commissions resulting from the Reverse Stock Split, as discussed above, may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the Reverse Stock Split.

        There can be no assurance that the market price per new share of our Common Stock after the Reverse Stock Split will remain unchanged or increase in proportion to the reduction in the number of old shares of our Common Stock outstanding before the Reverse Stock Split. For example, based on the closing market price of our Common Stock on July 31, 2012 of $0.64 per share, if the stockholders approve this proposal and the Board of Directors select a Reverse Stock Split ratio of 1-for-3, there can be no assurance that the post-split market price of our Common Stock would be $1.92 per share or greater. Accordingly, the total market capitalization of our Common Stock after the proposed Reverse Stock Split may be lower than the total market capitalization before the proposed Reverse Stock Split and, in the future, the market price of our Common Stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the proposed Reverse Stock Split.

        While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our Common Stock may not necessarily improve.

        If the Reverse Stock Split is effected and the market price of our Common Stock declines, the percentage decline may be greater than would occur in the absence of a Reverse Stock Split. The market price of our Common Stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares outstanding.

Effect on Beneficial Holders of Common Stock (i.e., stockholders who hold in "street name")

        Upon the effectiveness of the Reverse Stock Split, the Company intends to treat shares of Common Stock held by stockholders in "street name," through a bank, broker or other nominee, in the same manner as registered stockholders whose shares of Common Stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding the Common Stock in "street name." However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split and making payment for fractional shares. If a stockholder holds shares of Common Stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered "Book-Entry" Holders of Common Stock (i.e., stockholders that are registered on the transfer agent's books and records but do not hold certificates)

        Some of the Company's registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the Company's transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

        If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-Reverse Stock Split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to the stockholder's address of record indicating the number of shares of Common Stock held following the Reverse Stock Split.

        If a stockholder is entitled to a cash payment in lieu of any fractional share interest, a check will be mailed to the stockholder's registered address as soon as practicable after the effective date of the Reverse Stock Split. By signing and cashing the check, stockholders will warrant that they owned the shares of Common Stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws.

Effect on Certificated Shares

        Upon the Reverse Stock Split, our transfer agent will act as our exchange agent and act for holders of Common Stock in implementing the exchange of their certificates.

        Commencing on the effective date of a Reverse Stock Split, stockholders holding shares in certificated form will be sent a transmittal letter by Computershare, the transfer agent for the Common Stock. The letter of transmittal will contain instructions on how a stockholder should surrender his or her certificate(s) representing shares of the Common Stock ("Old Certificates") to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock ("New Certificates"). No New Certificates will be issued to a stockholder until that stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange the stockholder's Old Certificates.

        Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock to which they are entitled as a result of the Reverse Stock Split. Until surrendered, the Company will deem outstanding Old Certificates held by stockholders to be canceled and only to represent the number of whole shares of post-Reverse Stock Split Common Stock to which these stockholders are entitled.

        Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates.

        If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

        If a Stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under "No Fractional Shares."

        Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Federal Income Tax Consequences

        The Reverse Stock Split of the Common Stock should similarly constitute a "recapitalization" for U.S. federal income tax purposes. Accordingly, holders of Common Stock should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Common Stock. A holder's aggregate tax basis in the shares of the Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Common Stock), and such stockholder's holding period for the shares of the Common Stock received should include the holding period for the shares of the Common Stock surrendered. Holders of Common Stock should consult their tax advisors as to application of the foregoing rules where shares of Common Stock were acquired at different times or at different prices.

        A stockholder who receives cash in lieu of a fractional share of Common Stock pursuant to the Reverse Stock Split should generally recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the stockholder's tax basis in the shares of the Common Stock surrendered that is allocated to such fractional share of Common Stock. Such capital gain or loss should be long-term capital gain or loss if the stockholder's holding period for the Common Stock surrendered in the Reverse Stock Split exceeds one year at the time of the Reverse Stock Split.

No Dissenters' Rights

        The holders of shares of Common Stock will have no dissenters' rights of appraisal under Delaware law, our certificate of incorporation or our by-laws with respect to the Certificate of Amendment effectuating a Reverse Stock Split.

Vote Required

        In order to be adopted, this proposal must receive the affirmative vote of the majority of the voting power of Common Stock and, on an as-converted basis, the Series A Preferred, all voting as one class, outstanding on the Record Date.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of July 31, 2012, as to shares of the Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of its Common Stock, (ii) each of the Company's current directors, (iii) the Company's principal executive officer, principal financial officer and three other most highly compensated executive officers, and (iv) all directors and executive officers of the Company as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be or contained in filings made by these individuals with the SEC. Unless otherwise noted below, the address of each beneficial owner is c/o Coldwater Creek Inc., One Coldwater Creek Drive, Sandpoint, Idaho 83864. Applicable beneficial ownership is based on 121,972,743 shares of Common Stock and 1,000 shares of Series A Preferred, which are convertible into 24,351,504 shares of Common Stock, as of July 31, 2012. In addition, shares issuable pursuant to options or warrants which may be exercised within 60 days of July 31, 2012 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage of beneficial ownership of those individuals possessing such interest, but not for any other individuals. Shares of Common Stock that are issuable as a result of the vesting of RSUs within 60 days of July 31, 2012, are deemed outstanding for computing the percentage of beneficial ownership of those individuals holding such RSUs, but are not deemed outstanding for computing the percentage of any other individuals. Thus, the number of shares considered to be outstanding for the purposes of this table may vary depending on the individual's particular circumstances.

Name and Address of Beneficial Owner	Series A Preferred Stock Beneficially Owned(1)	Percentage of Preferred Stock Beneficially Owned	Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned	Percentage of Total Voting Power
Greater than 5% Holders:
CC Holdings of Delaware, LLC—Series A(2)	1,000	100	24,351,504	16.64	16.64
E. Ann Pence(3)	—	—	18,133,671	14.87	12.39
Directors and Executive Officers:
James R. Alexander(4)	—	—	97,181	*	*
Neale Attenborough	—	—	—	*	*
Jerry Gramaglia(5)	—	—	120,897	*	*
Curt Hecker(6)	—	—	151,848	*	*
Kay Isaacson-Leibowitz(7)	—	—	85,826	*	*
Frank M. Lesher(8)	—	—	91,049	*	*
Robert H. McCall(9)	—	—	139,043	*	*
Michael J. Potter(10)	—	—	88,460	*	*
Dennis C. Pence(11)	—	—	22,616,773	18.54	15.46
Jill Dean(12)	—	—	61,000	*	*
Jerome Jessup(13)	—	—	143,750	*	*
James A. Bell(14)	—	—	60,360	*	*
John E. Hayes III(15)	—	—	95,614	*	*
All directors and executive officers as a group (14 persons)(16)	—	—	23,759,738	19.37	16.24

*
Less than one percent.

(1)
Shares of Series A Preferred Stock are convertible into shares of Common Stock at any time at the option of the holder. Each share of Series A Preferred Stock converts into 24,351.504 shares of Common Stock at a conversion price of $0.85 per share.

(2)
Based on the stockholders Schedule 13D filed with the SEC, CC Holdings of Delaware, LLC—Series A ("CC Holdings") shares beneficial ownership with Golden Gate Capital Opportunity Fund, L.P., Golden Gate Capital Opportunity Fund-A, L.P., GGCOF Third Party Co-Invest, L.P., GGCOF Co-Invest, L.P., GGC Opportunity Fund Management, L.P., GGCOF Co-Invest Management, L.P. and GGC Opportunity Fund Management GP, Ltd. ("Ultimate GP"). Ultimate GP has ultimate voting and dispositive authority over all of the securities held by CC Holdings and is governed by its board of directors.

(3)
Includes (a) 17,998,671 shares owned by Ann E. Pence and (b) 135,000 shares owned of record by the Dancing River Foundation of which Ms. Pence is Director. Ms. Pence disclaims beneficial ownership over the shares owned of record by the Dancing River Foundation.

(4)
Includes 25,313 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 31, 2012.

(5)
Includes 62,716 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 31, 2012.

(6)
Includes 63,283 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 31, 2012.

(7)
Includes 45,144 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 31, 2012.

(8)
Includes 30,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 31, 2012.

(9)
Includes 84,375 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 31, 2012.

(10)
Includes 30,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 31, 2012.

(11)
Includes (a) 21,788,710 shares owned of record by Dennis C. Pence, (b) 550,000 shares owned of record by the Wild Rose Foundation of which Mr. Pence is Director, and (c) 278,063 shares indirectly beneficially owned by Mr. Pence as trustee of grantor retained annuity trusts. Mr. Pence disclaims beneficial ownership over the shares owned of record by the Wild Rose Foundation.

(12)
Includes 37,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 31, 2012.

(13)
Includes (a) 93,750 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 31, 2012 and (b) 50,000 RSUs that will vest within 60 days after July 31, 2012.

(14)
Includes 51,250 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 31, 2012.

(15)
Includes (a) 91,438 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 31, 2012 and (b) 3,000 RSUs that will vest within 60 days after July 31, 2012.

(16)
Includes (a) 621,269 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 31, 2012 and (b) 53,000 RSUs that will vest within 60 days after July 31, 2012.

 STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

        Proposals of stockholders of the Company intended to be presented by such stockholders at the Company's 2013 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 28, 2012 in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

        A stockholder proposal not included in the Company's proxy statement for the 2013 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company's Bylaws. To be timely, the Bylaws provide that the Company must receive the stockholder's notice not less than 60 days nor more than 90 days prior to the first anniversary of the prior year's Annual Meeting.

        Whether or not you intend to be present at the Special Meeting, we urge you to return your signed proxy promptly.

By order of the Board of Directors

John E. Hayes III
Senior Vice President, General Counsel and Secretary
August 3, 2012

 Appendix A

CERTIFICATE OF AMENDMENT OF THE AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION OF
COLDWATER CREEK INC.

        Coldwater Creek Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        FIRST:    The name of the corporation is Coldwater Creek Inc.

        SECOND:    At a meeting of the Board of Directors of Coldwater Creek Inc., resolutions were duly adopted declaring the advisability of an amendment to the Certificate of Incorporation, as follows, and providing that:

          Article IV. (a) of the Amended and Restated Certificate of Incorporation of Coldwater Creek Inc. shall be hereby amended and restated to read as follows:

            (a)   The Corporation is authorized to issue [      ](1) shares of capital stock, $0.01 par value. The shares shall be divided into two classes, designated as follows:

Designation of Class	Number of Shares		Par Value
Common Stock	[ ]	(2)	$0.01
Preferred Stock	1,000,000		$0.01
TOTAL:

    Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Date"), each share of Common Stock, par value $0.01 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Date, shall be, and hereby is, reclassified as and changed into [one-Xth (1/Xth)](3) of a share of Common Stock, par value $0.01 per share (the "New Common Stock"). Each outstanding stock certificate which immediately prior to the Effective Date represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by [one-Xth (1/Xth)] and rounding such number down to the nearest whole integer, and shares of Old Common Stock held in uncertificated form shall be treated in the same manner. The corporation shall not be required to issue or deliver any fractional shares of New Common Stock. Each holder of such New Common Stock shall be entitled to receive for such fractional interest, and at the Effective Date any such fractional interest in such shares of New Common Stock shall be converted into the right to receive, an amount in cash, without interest, determined by multiplying (i) such fractional share interest to which the holder would otherwise be entitled by (ii) the closing sale price of the Common Stock (on a post-reverse-split basis as adjusted for the amendment effected hereby) on the trading day immediately prior to the Effective

(1)
1,000,000 plus (300,000,000 multiplied by 1/X). 1/X refers to a fraction within the range of 1/3 to 1/6 inclusive, to be selected by the Board of Directors, as described in the footnote below.

(2)
300,000,000 multiplied by 1/X. 1/X refers to a fraction within the range of 1/3to 1/6 inclusive, as described in the footnote below.

(3)
"1/X" represents a fraction, within the range of 1-for-3 to 1-for-6, inclusive, to be determined by the Board of Directors, such that references to "1/X" or "1/Xth" are to a number no less than 1/3 and no greater than 1/6, as selected by the Board of Directors.

1

    Date on The NASDAQ Stock Market, or if the principal exchange on which the Common Stock is then traded is other than The NASDAQ Stock Market, such exchange as may be applicable. Shares of Common Stock that were outstanding prior to the Effective Date and that are not outstanding after the Effective Date shall resume the status of authorized but unissued shares of common stock."

        THIRD:    That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

        FOURTH:    This Certificate of Amendment of Certificate of Incorporation was duly adopted at said meeting of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        FIFTH:    In accordance with Section 103(d) of the General Corporation Law of the State of Delaware, this Certificate of Amendment shall be effective at     :    Eastern Time on                    , 2012.

        IN WITNESS WHEREOF, Coldwater Creek Inc. has caused this certificate to be signed by its                    , this    day of                    , 2012.

By
Name:
Title:

2

Fulfillment 29679 29676 FOLD AND DETACH HERE YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. OR If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvoting.com/cwtr Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date 1. Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s common stock, as determined by the Board of Directors in its discretion, of a ratio of not less than 1-for-3 and not more than 1-for-6. Please mark your votes as indicated in this example X THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEM 1. FOR AGAINST ABSTAIN

Fulfillment 29679 29676 You can now access your Coldwater Creek Inc. account online. Access your Coldwater Creek Inc. account online via The Investor ServiceDirect™ Website(ISD). The transfer agent for Coldwater Creek Inc. now makes it easy and convenient to get current information on your shareholder account. • View account status • Make address changes • View certificate history • Obtain a duplicate 1099 tax form • View book-entry information Visit us on the web at http://www.cpushareownerservices.com For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time The Investor ServiceDirect™ Website Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-866-683-2964 Important notice regarding the Internet availability of proxy materials for the Special Meeting of shareholders. The Proxy Statement is available at: http://www.proxyvoting.com/cwtr Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to The Investor ServiceDirect™ Website at http://www.cpushareownerservices.com where step-by-step instructions will prompt you through enrollment. PROXY COLDWATER CREEK INC. Special Meeting of Stockholders – September 21, 2012 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Dennis C. Pence and John E. Hayes III, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Coldwater Creek Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Stockholders of the company to be held September 21, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Address Change/Comments (Mark the corresponding box on the reverse side) SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 FOLD AND DETACH HERE (Continued and to be marked, dated and signed, on the other side)

QuickLinks

Stockholders Should Read the Entire Proxy Statement Carefully Prior to Returning the Proxy
IMPORTANT
PROPOSAL APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING
Appendix A
CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF COLDWATER CREEK INC.